Exhibit 21.1

List of Subsidiaries of Robo.ai Inc.

Subsidiaries	Jurisdiction of Incorporation
NWTN Holding Limited	Cayman Islands
ICONIQ Holding Limited	Cayman Islands
Astra Mobility Meta (Cayman) Limited	Cayman Islands
NWTN Global Energy Co. LTD	Hong Kong
NWTN Investments L.L.C.-FZ	UAE
ICONIQ Green Technology FZCO	UAE
NWTN Technology USA INC.	U.S.
NWTN General Trading Sole Proprietary LLC	UAE
NWTN Technologies Industries-Solo Proprietorship L.L.C.	UAE
NWTN Automobile Cars Trading-Solo Proprietorship LLC	UAE
NWTN Green Energy Co.	UAE
ICONIQ Motors Limited	British Virgin Islands
ICONIQ Global Limited	Hong Kong
ICONIQ (Tianjin) Investment Ltd	Mainland China
ICONIQ (Tianjin) Motors Ltd	Mainland China
Suez Top Ventures Limited	Hong Kong
NWTN (Zhejiang) Motors Limited	Mainland China
NWTN Smart Motors (Shenzhen) New Technology Limited	Mainland China
Tianjin Automotive Group Co. Ltd	Mainland China
Tianjin Automotive New Energy Ltd	Mainland China
Shanghai ICONIQ New Energy Development Ltd	Mainland China
Shanghai ZunYu Automotive Sales Ltd	Mainland China